Exhibit 5.1

Macau Resources Group Limited
Galaxy Resort Hotel
Galaxy Macau
COTAI, Macau

Dear Sirs

Macau Resources Group Limited (the “Company”)

We are lawyers licensed and qualified to practice law in the British Virgin Islands. We have been asked to provide this legal opinion in connection with the issuance of the following securities (among others), as registered under the United States Securities Act of 1933, as amended, (the “Securities Act”), pursuant to the Registration statement, as amended, on Form F-4, Number 333-[ ] provided to us (the “Registration Statement”) as filed by the Company with the United States Securities and Exchange Commission (“SEC”):

The offer and sale to the security holders of Israel Growth Partners Acquisition Corp., a Delaware Corporation (“IGPAC”), pursuant to a merger of IGPAC with and into the Company, of:

(i)	up to [ ] Ordinary Shares (as defined below) to the holders of IGPAC common stock;
(ii)	up to [ ] warrants to purchase one Ordinary Share (“the Warrants”) to the holders of warrants in IGPAC (the “IGPAC Warrants”, as detailed in the Registration Statement);
(iii)	unit purchase option in IGPAC (the “IGPAC Purchase Option Unit”); and
(iv)	up to [ ] Ordinary Shares issuable pursuant to the Warrants.

This opinion is given in accordance with the terms of the Legal Matters section of the Registration Statement (as defined below).

1.	Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1.	The written resolutions of the board of directors of the Company dated [ ] 2012, and the written resolutions of the shareholders of the Company dated [ ] 2012 (the “Resolutions”).

1.2.	A registered agent’s certificate dated [ ] 2012, issued by Offshore Incorporations Limited, the Company’s registered agent, (a copy of which is attached as Annexure A) (the “Registered Agent’s Certificate”).

1.3.	The public records of the Company on file and available for public inspection at the Registry of Corporate Affairs in the British Virgin Islands (the “Registry of Corporate Affairs”) on [ ] 2012 including:

a)	the Company’s Certificate of Incorporation; and

b)	the Company’s [amended and restated] Memorandum and Articles of Association.

1.4.	The Registration Statement.

1.5.	The form of the IGPAC Warrant agreement.

1.6.	The form of agreement and plan of merger entered into between the Company and IGPAC (the “Merger Agreement”).

2.	Assumptions

In giving this opinion we have assumed (without further verification) the completeness and accuracy of the Registered Agent’s Certificate. We have also relied upon the following assumptions, which we have not independently verified:

2.1.	Copy documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.2.	All signatures, initials and seals are genuine.

2.3.	The accuracy and completeness of all factual representations expressed in or implied by the documents we have examined.

2.4.	There is nothing under any law (other than the law of the British Virgin Islands) which would or might affect the opinions hereinafter appearing.

2.5.	That all public records of the Company which we have examined are accurate and that the information disclosed by the searches which we conducted against the Company at the Registry of Corporate Affairs is true and complete and that such information has not since then been altered and that such searches did not fail to disclose any information which had been delivered for registration but did not appear on the public records at the date of our searches.

2.6.	The Resolutions remain in full force and effect.

2.7.	That the Company will assume the obligations of IGPAC in respect of the IGPAC Warrants, on the same terms (save that the securities issuable thereunder shall be securities in the Company), by virtue of the Merger Agreement.

3.	Opinion

Based upon, and subject to, the foregoing assumptions and the qualifications set out in section 4 below, and having regard to such legal considerations as we consider relevant, we are of the opinion that:

3.1.	The Company is a limited liability company duly incorporated under the BVI Business Companies Act, 2004 (the “Act”), in good standing at the Registry of Corporate Affairs and validly existing under the laws of the British Virgin Islands, and possesses the capacity to sue and be sued in its own name.

3.2.	The Company is authorised to issue an unlimited number of shares of no par value each divided into the following classes:

a)	an unlimited number of Ordinary Shares of no par value;

b)	1,000,000 Class A preferred shares of no par value;

c)	1,000,000 Class B preferred shares of no par value;

d)	1,000,000 Class C preferred shares of no par value;

e)	1,000,000 Class D preferred shares of no par value;

f)	1,000,000 Class E preferred shares of no par value.

3.3.	The Ordinary Shares and the Warrants to be issued in accordance with the Merger Agreement, when issued in accordance with their governing instruments and the Company’s memorandum and articles of association, and in the manner described in the Merger Agreement, will be duly authorised and validly issued.

4.	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1.	To maintain the Company in good standing under the laws of the British Virgin Islands, annual filing fees must be paid to the Registry of Corporate Affairs.

4.2.	The obligations of the Company may be subject to restrictions pursuant to United Nations sanctions as implemented under the laws of the British Virgin Islands.

4.3.	We reserve our opinion as to the extent to which the courts of the British Virgin Islands would, in the event of any relevant illegality, sever the offending provisions and enforce the remainder of the transaction of which such provisions form a part, notwithstanding any express provisions in this regard.

4.4.	We make no comment with regard to the references to foreign statutes in the Registration Statement.

4.5.	This opinion is confined to and given on the basis of the laws of the British Virgin Islands at the date hereof and as currently applied by the courts of the British Virgin Islands. We have not investigated and we do not express or imply nor are we qualified to express or imply any opinion on the laws of any other jurisdiction.

5.	Consents

In connection with the above opinion, we hereby consent:

5.1.	To the use of our name in the Registration Statement, the prospectus constituting a part thereof and all amendments thereto under the caption “Legal Matters”; and

5.2.	To the filing of this opinion as an exhibit to the Registration Statement.

This opinion is governed by and is to be construed in accordance with British Virgin Islands law and is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.

Yours faithfully

Forbes Hare